Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES ADDS JOHN D. SEABERG TO BOARD OF DIRECTORS
     ST. PAUL, Minn., January 3, 2008 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), announced today that it has elected John D. Seaberg as an independent member to its board of directors. Seaberg’s position expands the board to eight, six of whom are independent.
     “We welcome John to the board and look forward to working with him,” said Timothy M. Scanlan, chairman of the board of Synovis Life Technologies. “John brings extensive medical device sales and marketing experience to the Synovis board. With Synovis’ surgical business direct sales force in place, his expertise will be a valuable addition to the board.”
     Seaberg has more than 30 years of experience in the medical technology field. Currently, he serves as chairman and CEO of NeoChord Inc., an early-stage company developing cardiac surgery technology for minimally invasive mitral valve repair. He previously held positions with Guidant (now part of Boston Scientific Corporation), including sales and marketing executive management positions in its cardiac surgery, peripheral interventional and cardiac rhythm management business units. Prior to joining Guidant, Seaberg was the founder and first CEO of ACIST Medical Inc. He was also the founder and sole owner of Seaberg Medical Inc., a distributor of cardiovascular implantable products. Seaberg serves on the board of Cardia Access Inc. and the Minneapolis Heart Institute Foundation. He received bachelor’s and MBA degrees from the University of Minnesota.
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Synovis Life Technologies, Inc.
January 3, 2008

About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market products for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanded sales force to grow revenues, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, and the level and timing of orders from contract manufacturing customers, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2006.
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